UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2004

BOOTS & COOTS
INTERNATIONAL WELL CONTROL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-13817	11-2908692
(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization)	File Number	Identification No.)

11615 North Houston Rosslyn		77086
Houston, Texas		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (281) 931-8884

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Item 8.01.  Other Events.

On August 19, 2004, Boots & Coots International Well Control, Inc., a Delaware corporation (the "Company"), entered into a Consulting Agreement (the "Consulting Agreement") with K. Kirk Krist, the Chairman of the Board of Directors of the Company.

The Consulting Agreement is effective as of July 15, 2004 and provides for an initial term of two years, after which the agreement will be renewed automatically for successive one-year terms unless the Company or Mr. Krist elects to terminate the agreement at least six months prior to the end of such term.

Mr. Krist's duties under the Consulting Agreement primarily consist of advising and assisting the Company's Chief Executive Officer and his management staff regarding Company's finances, business development, strategic planning, mergers and acquisitions, public disclosures, financial community relations, public and private equity and debt transactions or similar matters. Mr. Krist is not an employee of the Company and will serve as an independent contractor throughout the term of the Consulting Agreement

During the first year of the Consulting Agreement's initial term, the Company will pay Mr. Krist a month-end retainer of $20,100 plus all approved business expenses. After that period, Mr. Krist will be paid at the rate of $1,000 per day for the number of days worked, subject to adjustment by the Board of Directors. Upon the Company's execution of the Consulting Agreement, Mr. Krist was awarded 300,000 shares of restricted common stock as an incentive for his future performance. 150,000 of these shares have already vested as a result of the Company's successful restructuring of its $9.6 million in subordinated debt owing to Prudential Insurance Company of America. The remaining shares of restricted stock will vest in equal amounts over the next five years, unless vesting is accelerated as a result of a sufficiently large merger or acquisition by the Company. In addition, Mr. Krist received a fully vested option to purchase 250,000 shares of the Company's common stock at an exercise price of $0.93 per share. Mr. Krist also received an option to purchase 150,000 shares of common stock at an exercise price of $0.93 per share, half of which vested immediately with the other half to vest on July 15, 2005.

The Consulting Agreement requires Mr. Krist to maintain the confidentiality of nonpublic information concerning the Company and its business. All information, ideas, concepts, improvements, discoveries and inventions developed by Mr. Krist during the term of the Consulting Agreement is the property of the Company. Furthermore, from now until one year after the termination of the Consulting Agreement, Mr. Krist is prohibited from inducing any of the Company's employees, customers or suppliers to terminate their relationship with the Company.

Item 9.01.     Financial Statements and Exhibits.

    (c)   Exhibits.

Number	Exhibit

10.1	Consulting Agreement dated effective July 15, 2004 by and between Boots & Coots International Well Control, Inc. and K. Kirk Krist.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

Date: August 23, 2004	By:	/s/ Jerry L. Winchester
Jerry L. Winchester
President and Chief Executive Officer